Exhibit 5.1

[LETTERHEAD OF VENABLE LLP]

November 20, 2017

Douglas Emmett, Inc.

808 Wilshire Boulevard

Suite 200

Santa Monica, California 90401

Re:	Registration Statement on Form S-3
Commission File No 333-219731

Ladies and Gentlemen:

We have served as Maryland counsel to Douglas Emmett, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the sale and issuance by the Company from time to time of shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), having an aggregate offering price of up to $400,000,000, covered by the above-referenced Registration Statement on Form S-3, and all amendments thereto (the “Registration Statement”), filed by Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Prospectus Supplement, dated August 4, 2017 (the “Prospectus Supplement”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the related form of prospectus included therein, in the form filed with the Commission under the Securities Act;

2. The Prospectus Supplement, substantially in the form to be filed with the Commission pursuant to Rule 424(b)(5) of the General Rules and Regulations promulgated under the Securities Act;

3. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Douglas Emmett, Inc.

November 20, 2017

6. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (the “Board”), and a duly authorized committee thereof, relating to, among other things, the registration, issuance and sale of the Shares, certified as of the date hereof by an officer of the Company;

7. The Equity Distribution Agreement, dated as of August 4, 2017, as amended by the Supplement No. 1 to Equity Distribution Agreement, dated November 20, 2017 (as amended, the “Distribution Agreement”), among the Company, Douglas Emmett Management, Inc., a Delaware corporation, Douglas Emmett Properties, LP, a Delaware limited partnership, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.;

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Douglas Emmett, Inc.

November 20, 2017

5. Upon the issuance of any Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6. None of the Shares will be issued in violation of the restrictions on ownership and transfer set forth in Article VI of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions, the Distribution Agreement, the Registration Statement, the Prospectus Supplement and any other resolutions adopted by the Board, or any duly authorized committee thereof, relating to the number of Shares and the offering price of each Share, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Douglas Emmett, Inc.

November 20, 2017

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Venable LLP